CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated June 26, 2012, with respect to the financial statements of AllianceBernstein Corporate Income Shares, AllianceBernstein Municipal Income Shares, AllianceBernstein Taxable Multi-Sector Income Shares and AllianceBernstein Tax-Aware Real Return Income Shares for the fiscal year ended April 30, 2012, which is incorporated by reference in this Post-Effective Amendment No. 17 to the Registration Statement (Form N-1A No. 333-112207) of AllianceBernstein Corporate Shares, Inc.


                                                        /s/ ERNST & YOUNG LLP




New York, New York
August 27, 2012